UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2012

CVR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 13, 2012 the Kansas Court of Tax Appeals (“COTA”) issued a ruling concerning the property tax valuation of the Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”) fertilizer plant. CRNF is a wholly-owned subsidiary of CVR Partners, LP (the “Partnership”). CVR Energy, Inc. (the “Company”) owns the general partner and 69.7% of the common units of the Partnership. COTA ruled that the assessment in 2008 of CRNF’s fertilizer plant as almost entirely real property instead of almost entirely personal property was appropriate. The 2008 assessment resulted in an increase to annual property tax expense for CRNF by approximately $10.7 million. The Partnership disagrees with the ruling and plans to file a petition for reconsideration with COTA, and if necessary, an appeal to the Kansas Court of Appeals. The Partnership is also protesting the valuation of the CRNF fertilizer plant for tax years 2009 – 2011, which cases remain pending before COTA. CRNF has fully accrued and paid the property taxes the county claims are owed for the years ended December 31, 2010, 2009 and 2008, and has fully accrued such amounts for the year ended December 31, 2011. The first payment in respect of CRNF’s 2011 property taxes was paid in December 2011 and the second payment will be made in May 2012. If CRNF is successful in having the nitrogen fertilizer plant reclassified as personal property, in whole or in part, a portion of the accrued and paid expenses would be refunded to CRNF, which could have a material positive effect on CRNF’s and the Company’s results of operations. If CRNF is not successful in having the nitrogen fertilizer plant reclassified as personal property, in whole or in part, CRNF expects that it will continue to pay property taxes at elevated rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2012

CVR ENERGY, INC.

	By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary